Exhibit 99.1

News Release

RSP Permian, Inc. Announces Potential Midland Basin Acquisition and Production Update

Dallas, Texas — October 7, 2015 — RSP Permian, Inc. (“RSP” or the “Company”) (NYSE: RSPP) today announced it has signed a letter of intent to acquire undeveloped acreage and oil and natural gas producing properties located in the core of the Midland Basin for an approximate aggregate purchase price of $137.0 million in cash, subject to customary purchase price adjustments.  In addition, the Company provided a production update for the third quarter of 2015.

Acquisition Highlights:

•                  Privately negotiated transaction between RSP and Wolfberry Partners Resources LLC, an entity owned in part by affiliates of the Company

•                  Approximately 4,100 net surface acres and 15,000 net effective horizontal acres

•                  86 net horizontal drilling locations in 5 zones, 21 in the Middle Spraberry, 34 in the Lower Spraberry, 10 in the Wolfcamp A, 10 in the Wolfcamp B and 11 in the Wolfcamp D

•                  100% RSP operated upon closing, with average lateral length of inventory of approximately 8,100’

•                  Net production averaged approximately 1.9 MBoe/d in August.  Acquiring 25 producing wells, 4 horizontal wells (1 Middle Spraberry, 1 Lower Spraberry, 1 Wolfcamp A and 1 Wolfcamp B) and 21 vertical wells

•                  Largely contiguous acreage allowing for drilling of longer laterals and conducive for efficient infrastructure development

“The potential acquisition shows our commitment to grow our existing, high-return horizontal inventory. If the potential acquisition closes, we will have meaningfully enhanced our acreage footprint and increased our horizontal development inventory in the core of the Midland Basin by over 25% in the past few months.  These assets, which are in close proximity to our existing operations, are in the heart of the Midland Basin where we have drilled some of our best wells.  Based on our analysis of the geological and other technical data related to these properties, the results of the initial four horizontal wells (targeting four different horizontal zones) and vertical wells drilled, and nearby offset horizontal results by other operators, we expect these assets will generate returns that rival any asset that we currently own and we intend to begin drilling on these properties soon after we close on them,” stated Steve Gray, Chief Executive Officer of RSP.

If a definitive purchase and sale agreement is ultimately reached, the transaction is expected to close in the first half of the fourth quarter.  RSP would have to fund $60.0 million at closing and the remainder of the approximate $137.0 million purchase price would be payable within nine months thereafter and would bear interest at the greater of 2.1% per annum or LIBOR plus 1.5%. At RSP’s sole discretion, such payable may be prepaid without any penalty.

The acquisition is subject to the completion of customary due diligence, negotiation of a definitive purchase and sale agreement, approval of the Company’s board, the receipt of a fairness opinion from an investment banking advisory firm, closing conditions and purchase price adjustments.  There can be no assurance that the Company will reach a definitive purchase agreement on the terms described herein or at all or close on the acquisition.

Production Update:

For the third quarter of 2015, RSP’s net daily production is expected to average between 23,500 — 24,000 Boe/d (approximately 75% oil), a 110% - 114% increase over our average net daily production for the third quarter of 2014 and an 18% - 21% sequential quarterly growth rate over our average net daily production for the second quarter of 2015.  Based on continued strong well performance and successful spacing pilots, RSP is increasing its internal estimates for type curves and estimated ultimate recovery (“EURs”) for wells drilled in the Middle Spraberry, Lower Spraberry and Wolfcamp A zones above those reviewed by its independent reserve engineers at December 31, 2014.

About RSP Permian, Inc.

RSP is an independent oil and natural gas company focused on the acquisition, exploration, development and production of unconventional oil and associated liquids-rich natural gas reserves in the Permian Basin of West Texas. The vast majority of our acreage is located on large, contiguous acreage blocks in the core of the Midland Basin, a sub-basin of the Permian Basin, primarily in the adjacent counties of Midland, Martin, Andrews, Dawson, Ector and Glasscock.  The Company’s common stock is traded on the NYSE under the ticker symbol “RSPP.”  For more information, visit www.rsppermian.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the federal securities laws. All statements, other than historical facts, that address activities that RSP assumes, plans, expects, believes, intends or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. Forward-looking statements are based on management’s current beliefs, based on currently available information, as to the outcome and timing of future events. These forward-looking statements involve certain risks and uncertainties that could cause the results to differ materially from those expected by the management of RSP. Information concerning these risks and other factors can be found in RSP’s filings with the SEC, including its Form 10-K and any subsequent Quarterly Report on Form 10-Q, which can be obtained free of charge on the SEC’s web site located at http://www.sec.gov. RSP undertakes no obligation to update or revise any forward-looking statement.

Investor Contact:

Scott McNeill

Chief Financial Officer

214-252-2700

Investor Relations:

IR@rsppermian.com

214-252-2790

Source: RSP Permian, Inc.